Exhibit 10.5

FIRST AMENDMENT TO

RETENTION BONUS AGREEMENT

AND NOTICE OF ELECTION

THIS FIRST AMENDMENT TO RETENTION BONUS AGREEMENT AND NOTICE OF ELECTION (the “Amendment and Election”) is made and entered into as of January 31, 2012, by and between Lenco Mobile Inc., a Delaware corporation (“Lenco”), iLoop Mobile, Inc., a Delaware corporation (“iLoop”), and ______________________, an individual (“Recipient”). Lenco and iLoop are sometimes collectively referred to herein as the “Company.”

RECITALS

WHEREAS, the parties previously entered into that certain Retention Bonus Agreement in connection with the business combination among Lenco, iLoop and a wholly owned subsidiary of Lenco (the “Agreement”);

WHEREAS, the parties now desire to amend the Agreement to reflect certain revised terms thereto; and

WHEREAS, Recipient wishes to make an election with respect to certain compensation to become due to him under the Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Section 3.3 of the Agreement is hereby amended and restated in its entirety as follows:

“3.3 Failure to Make Timely Payment. If Company fails to make timely payment of any amount due under Section 3.2, then in addition to any remedies Recipient may have under this Agreement or at law, simple interest shall accrue on such unpaid amount at 6% per annum beginning on the payment due date of such amount and ending when paid in full. Interest shall be paid to the Recipient quarterly.”

2. Pursuant to Section 3.4.2 of the Agreement, Recipient hereby elects to subscribe for a number of shares of Lenco’s Series A Convertible Preferred Stock (the “Shares”) having a value, as of the date of this Amendment and Election, equal to the aggregate amount of payables set forth in Section 3.2.4 of the Agreement. Upon issuance of the Shares, the corresponding amount of payables set forth in Section 3.2.4 will be cancelled. The Shares shall be issued concurrently with the execution of this Amendment and Election, and shall be subject to the following terms and conditions:

(a) Restriction on Transfer. In addition to any other limitation on transfer created by applicable securities laws, Recipient shall not assign, encumber or dispose of any interest in the Shares while the Shares are subject to the Company’s Forfeiture Right (as defined below), except in compliance with the provisions below. After any Shares have been released from the Forfeiture Right, Recipient shall not assign, encumber or dispose of any interest in such Shares except in compliance with applicable securities laws.

(b) Forfeiture Right.

(i) In the event of the voluntary or involuntary termination of Recipient’s service as an employee of the Company for any reason (including death or disability), the Company shall upon the date of such termination (the “Termination Date”) have an irrevocable, exclusive right (the “Forfeiture Right”) to require forfeiture of the Shares held by Recipient as of the Termination Date for which the Forfeiture Right has not expired.

(ii) The Forfeiture Right shall be exercised by the Company by written notice at any time following the Termination Date to Recipient or Recipient’s executor. Upon delivery of such notice, the Shares shall become authorized but unissued capital stock of Lenco, without further action by Recipient.

(iii) All of the Shares shall initially be subject to the Forfeiture Right. All of the Shares shall be released from the Forfeiture Right on the date that is one (1) year after the date of the Agreement.

(c) Assignment and Transfer. The Forfeiture Right may be assigned by the Company in whole or in part. Until the Shares have been released from the Company’s Forfeiture Right, the Shares may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will, by the applicable laws of descent and distribution or pursuant to any qualified domestic relations order, and shall not be subject to execution, attachment or similar process without the prior written consent of the Company. Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Shares or of any right or privilege conferred by this Amendment and Election contrary to the provisions of this Amendment and Election or upon the sale or levy or any attachment or similar process upon the rights and privileges conferred by this Amendment and Election, shall be null and void.

(d) Restrictions Binding on Transferees. All transferees of Shares or any interest therein will receive and hold such Shares or interest subject to the provisions of this Amendment and Election, including, insofar as applicable, the Forfeiture Right.

(e) Upon the release of the Shares from the Forfeiture Right, Recipient may, at his sole discretion, (i) elect to pay all U.S. federal income taxes resulting from such release or (ii) require Lenco or iLoop to pay directly to the U.S. Internal Revenue Service (to the extent they are not already required to do so) an amount equal to any U.S. federal income taxes resulting from such release. In the case of alternative (ii), Lenco or iLoop shall withhold that number of Shares with a fair market value (as determined in good faith by the relevant Board of Directors) equivalent to the amount of such taxes.

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IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Retention Bonus Agreement and Notice of Election to be executed, effective as of the date first written above.

Lenco Mobile Inc.

By:
Name:	Michael Levinsohn
Title:	Chairman

iLoop Mobile, Inc.

By:
Name:	Matthew Harris
Title:	Chief Executive Officer

Recipient

By:

:

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